Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2023, relating to the financial statements of Viant Technology Inc., appearing in the Annual Report on Form 10-K of Viant Technology Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

March 2, 2023